                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               PXRE CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [PXRE LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 6, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PXRE CORPORATION ("PXRE") will be held on June 6, 1996 commencing at 9:00 a.m. at the offices of PXRE Corporation, 399 Thornall Street, 14th Floor, Edison, New Jersey for the following purposes:

          (1) To elect three members of the Board of Directors who, with the six other directors whose terms of office do not expire at this meeting, will constitute the full Board, as described in the Proxy Statement dated April 26, 1996 accompanying this Notice of Annual Meeting (the "Proxy Statement");

          (2) To ratify the appointment of Price Waterhouse LLP as PXRE's independent public accountants for the fiscal year ending December 31, 1996;

          (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only holders of the Common Stock of PXRE at the close of business on April 12, 1996, as shown by the transfer books of PXRE, are entitled to notice of, and to vote at, this Annual Meeting and any adjournments.

                                          By Order of the Board of Directors

                                          PXRE CORPORATION

                                          F. SEDGWICK BROWNE, Secretary

April 29, 1996

- --------------------------------------------------------------------------------

ALL HOLDERS OF THE COMMON STOCK OF PXRE ARE INVITED TO ATTEND THIS ANNUAL
MEETING IN PERSON. THOSE HOLDERS OF COMMON STOCK WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AT THEIR EARLIEST CONVENIENCE. HOLDERS OF COMMON STOCK WHO EXECUTE THIS PROXY MAY NEVERTHELESS ATTEND THE MEETING AND VOTE THEIR SHARES IN PERSON.
- --------------------------------------------------------------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                              OF PXRE CORPORATION
                                  JUNE 6, 1996

                             ---------------------

                            SOLICITATION OF PROXIES

     The accompanying Proxy is solicited by the Board of Directors of PXRE CORPORATION, 399 Thornall Street, 14th Floor, Edison, New Jersey 08837 ("PXRE") for use at the Annual Meeting of Shareholders to be held on June 6, 1996 and at any and all adjournments thereof. Any Proxy given may be revoked at any time before it is actually voted on any matter by notifying the Treasurer of PXRE in writing, or by submitting a duly executed Proxy bearing a later date or by voting at the Annual Meeting. This Proxy Statement and the accompanying Proxy are being mailed on or about April 29, 1996.

     The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by PXRE. Directors, officers and employees of PXRE may solicit Proxies orally or in writing, without additional compensation. PXRE's regularly retained investor relations firm, Corporate Communications Inc., may also be called upon to solicit Proxies by telephone or by mail. PXRE will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on April 12, 1996 as the record date for the determination of shareholders entitled to notice of this Annual Meeting, and only holders of record of the Common Stock (par value $.01 per share) of PXRE at that time will be entitled to vote at the meeting. As of the record date, 8,752,694 shares of Common Stock were issued and outstanding and held of record by approximately 145 shareholders. Each share of Common Stock is entitled to one vote on each matter presented at this Annual Meeting. The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum.

     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item under consideration and has not received instructions from the beneficial owner. Under Delaware law, abstaining votes and broker non-votes are deemed to be present for purposes of determining whether a quorum is present at a meeting. All matters to be voted on at the Annual Meeting will be decided by the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote, but a broker non-vote will have no effect on the vote.

     The following table indicates those persons known to PXRE (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who own beneficially more than 5% of PXRE's Common Stock as of the record date:

                           NAME AND ADDRESS              AMOUNT AND NATURE OF      PERCENT
TITLE OF CLASS            OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP      OF CLASS
- --------------  ---------------------------------------  ---------------------     --------
Common Stock    Merrill Lynch & Co., Inc. and                738,849 shares(1)        8.4%
                  Affiliates...........................
                World Financial Center, North Tower
                  250 Vesey Street
                  New York, New York 10281
Common Stock    Brandywine Asset Management Inc........      715,942 shares(2)        8.2
                Three Christina Centre
                  Suite 1200
                  201 North Walnut Street
                  Wilmington, Delaware 19801
Common Stock    Phoenix Home Life Mutual Insurance
                  Company..............................      636,700 shares(3)        7.3
                One American Row
                  Hartford, Connecticut 06115
Common Stock    Weiss, Peck & Greer....................      527,855 shares(4)        6.0
                One New York Plaza
                  New York, New York 10004

- ---------------

(1) According to the Schedule 13G filed by Merrill Lynch & Co., Inc. ("ML&Co.") and various affiliates thereof with the Securities and Exchange Commission (the "Commission"), ML&Co., a parent holding company, may be deemed to beneficially own the 738,849 shares of Common Stock indicated opposite its name in the above table, certain of which shares are held by Merrill Lynch Pierce Fenner and Smith ("MLPF&S"), a wholly-owned direct subsidiary of ML&Co., in proprietary accounts and certain of which shares may be deemed to be beneficially owned by Merrill Lynch Group, Inc. ("ML Group"), a wholly-owned direct subsidiary of ML&Co. ML Group and Princeton Services, Inc. ("PSI"), a wholly-owned direct subsidiary of ML Group, are parent holding companies each of which may be deemed to beneficially own 738,800 shares of Common Stock, with respect to which they may be deemed to have shared voting and shared investment power. PSI is the general partner of Fund Asset Management, L.P. ("FAM") and Merrill Lynch Asset Management ("MLAM"). Merrill Lynch Special Value Fund (the "Fund"), a registered investment company of which FAM is the investment adviser, and FAM may each be deemed to be the beneficial owner of, and to have shared voting and investment power with respect to 660,300 shares of Common Stock (7.5% of PXRE's Common Stock). MLAM may be deemed to be the beneficial owner of less than 5% of PXRE's Common Stock in its capacity as investment adviser to several registered investment companies. Each of ML&Co., MLPFS, ML Group, PSI, FAM, MLAM and the Fund disclaim beneficial ownership of all such shares, except in the case of ML&Co. and MLPFS, Common Stock held by MLPFS in proprietary accounts.
(2) According to the Schedule 13G filed by Brandywine Asset Management, Inc. ("BAM") with the Commission, BAM beneficially owns the 715,942 shares of Common Stock indicated opposite BAM's name in the above table. BAM holds sole voting power and sole investment power in respect of 680,511 shares of Common Stock.

(3) According to the Schedule 13G filed by Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life") with the Commission, Phoenix Home Life holds sole voting power and sole investment power in respect of the 636,700 shares of Common Stock indicated opposite its name in the above table.
(4) According to the Schedule 13G filed by Weiss, Peck & Greer ("WPG") with the Commission, WPG, in its capacity as a broker-dealer and an investment adviser, may be deemed to be the beneficial owner of the 527,855 shares of Common Stock indicated opposite WPG's name in the above table. Such shares are held by WPG for the discretionary accounts of certain clients of WPG. WPG holds shared voting power and shared investment power in respect of the 527,855 shares of Common Stock. WPG disclaims beneficial ownership of the 527,855 shares of Common Stock.

     To PXRE's knowledge, no other person owns of record or beneficially more than 5% of the outstanding shares of its Common Stock as of the record date.

                       NOMINEES FOR ELECTION AS DIRECTORS

     PXRE's Certificate of Incorporation and Bylaws provide for the election of directors by the shareholders. For this purpose, the Board of Directors is divided into three classes (Classes I, II and III) as nearly equal in number as possible. The terms of office of the members of one class expire and a successor class is elected at each annual meeting of the shareholders. Under the Certificate of Incorporation, the Board of Directors has the power to create up to two additional directorships within any twelve-month period. Vacancies in directorships (including vacancies resulting from resignations and newly created directorships) may be filled, until the expiration of the term of the vacated directorship and until a successor is elected and qualified, by the vote of 66 2/3% of the directors then in office.

     At this Annual Meeting, the terms of office of the Class I directors will terminate; therefore, the Board of Directors has nominated Wendy Luscombe, Gerald L. Radke and Wilson Wilde (all of whom are also presently serving on the Board) for re-election as Class I directors to serve three-year terms until the Annual Meeting of Shareholders is held in 1999 and until their successors have been elected and qualified. It is intended that Proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the Proxies will be voted for the election of a substitute nominee in accordance with the judgment of the Proxy holder.

                 INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Mr. Radke (51) has been the President, Chief Executive Officer and a director of PXRE since 1986 (and its Chairman of the Board of Directors since June 1995), and of PXRE's predecessor since its formation in April 1982. Since August 1993, Mr. Radke has also served as President, Chief Executive Officer and Chairman of the Board of Directors of Transnational Re Corporation ("TREX"). (See "CERTAIN BUSINESS RELATIONSHIPS -- The Transnational Companies".)

     Mr. Fiondella (53) has been Chairman of the Board of Directors, President and Chief Executive Officer of Phoenix Home Life since February 1994. From July 1992 to February 1994, he was President and Principal Operating Officer of Phoenix Home Life, and from February 1989 to June 1992, he was President and Chief Operating Officer of Phoenix Mutual Life Insurance Company, a predecessor of Phoenix Home Life ("Phoenix Mutual"). Mr. Fiondella is also an officer and director of various Phoenix Home Life subsidiaries.

     Mr. Kelly (65), who was elected a director of PXRE in December 1988, is a U.K. attorney and Chairman of Bernard Kelly & Associates, a financial consultant, and was formerly Vice Chairman and Managing Director of Lazard Brothers & Co. Ltd., London. Mr. Kelly also is a director of a number of companies, including American Phoenix Investments Ltd., London (a U.K. subsidiary of Phoenix Home Life) and Societe Generale d'Investissements SA, a quoted Luxembourg industrial holding company, and is also Chairman of First Equity Holdings Ltd., an inter-broker dealer and member of the London Stock Exchange, International Select Fund Ltd., a Guernsey mutual fund, Lazard Income Growth & Property Unit Trust and Nexus Structured Finance Ltd., an agency for private sector finance to state (U.K.) institutions.

     Ms. Luscombe (44), who was elected a director of PXRE in November 1993, has been a principal of WKL Associates, a company which provides U.S. real estate investment advisory services to U.K. companies, since May 1994. Ms. Luscombe is also principal real estate advisor to Prudential Portfolio Managers America Limited. From November 1992 to May 1994, she was Senior Vice President of Aldrich Eastman Waltch, a Boston-based company specializing in real estate investment and pension fund advisory services. Ms. Luscombe is also a director of Berkeley Commercial Investments, the commercial real estate investment arm of Berkeley Group plc, a U.K. public company. From 1991 to 1992, she was Chief Executive Officer of St. Katharine by the Tower Limited, a subsidiary of Taylor Woodrow Group plc.

     Mr. Lyons (69) was Vice Chairman of the Board of Directors of Olin Corp., a diversified chemical manufacturing corporation, prior to his retirement in 1986. Mr. Lyons was a director of Phoenix Home Life until February 1996 and is currently a director of Phoenix Duff & Phelps Corporation ("Phoenix Duff & Phelps"), an investment management company.

     Mr. McLoughlin (49) has been Executive Vice President and Chief Investment Officer of Phoenix Home Life since July 1992 and, since October 1995, has been Vice Chairman, Chief Executive Officer and a director of Phoenix Duff & Phelps. From December 1988 to June 1992, he was Executive Vice President, Investments of Phoenix Mutual. Mr. McLoughlin is currently president and a director or trustee of several registered investment companies which are affiliated with Phoenix Home Life, a director of World Trust, a Luxembourg organized investment trust, and Phoenix Charter Oak Trust Company, as well as a director and officer of various other Phoenix Home Life subsidiaries.

     Mr. Searfoss (45) has been Executive Vice President and Chief Financial Officer of Phoenix Home Life since October 1994. From July 1992 to October 1994, he was Senior Vice President and Chief Financial Officer of Phoenix Home Life, and from November 1987 to June 1992, he was Senior Vice President and Chief Financial Officer of Phoenix Mutual. Mr. Searfoss has served as a director of PXRE since December 1987. Mr. Searfoss is also an officer and director of various Phoenix Home Life subsidiaries.

     Mr. Trautlein (69) was Chairman and Chief Executive Officer of Bethlehem Steel Corporation from 1980 until his retirement in 1986. Mr. Trautlein is currently a director of The Chase Manhattan Corporation and Data General Corporation. He was elected a director of PXRE in March 1988.

     Mr. Wilde (68) was, from September 1993 to May 1994, Chairman and Chief Executive Officer and, from November 1971 to September 1993, President and Chief Executive Officer of The Hartford Steam Boiler Inspection and Insurance Company. Since May 1994, Mr. Wilde has been Chairman of the Executive Committee of The Hartford Steam Boiler Inspection and Insurance Company. Mr. Wilde is currently a director of Phoenix Home Life and Front Royal Inc., a holding company that owns specialty insurance carriers and an environmental consulting firm.

     Unless otherwise indicated, all directors have served in such capacity since 1986.

     In addition to the executive officer listed as being a director of PXRE, PXRE has the following executive officers:

          Michael J. Bleisnick (44) has been an Executive Vice President of PXRE since March 1993. Prior thereto, he was a Senior Vice President of PXRE since February 1990 and a Vice President of PXRE since July 1986. Since August 1993, Mr. Bleisnick has also served as an Executive Vice President of TREX.

          Gordon Forsyth, III (48) has been an Executive Vice President of PXRE since March 1993. Prior thereto, he was a Senior Vice President of PXRE since February 1990 and a Vice President of PXRE since October 1986. Since August 1993, Mr. Forsyth has also served as an Executive Vice President of TREX.

          Sanford M. Kimmel (43) has been Senior Vice President, Treasurer and Chief Financial Officer of PXRE since February 1994. Since March 1994, Mr. Kimmel has also served as Senior Vice President, Treasurer and Chief Financial Officer and as a director of TREX. Prior to joining PXRE, he was Vice President, Finance of Page America Group, Inc. since 1992. From 1991 to 1992, he was Vice President, Expense Management and Special Projects of Home Life Insurance Company, a predecessor of Phoenix Home Life ("Home Life Insurance"). From 1987 to 1991, he was Vice President and Treasurer, and from 1982 to 1987 he was Treasurer, of Home Life Insurance. From August 1982 to July 1991, Mr. Kimmel was also an officer of four registered investment companies which were affiliated with Home Life Insurance.

          Eugene J. Sverchek (46) has been a Senior Vice President of PXRE since May 1991. Since August 1993, Mr. Sverchek has also served as a Senior Vice President of TREX. Prior to joining PXRE, he held various positions (including Senior Vice President) during his sixteen years at MONY Reinsurance Company where he specialized in property treaty reinsurance underwriting.

          Alain Tounquet (43) has been a Senior Vice President of PXRE since March 1994, prior to which he served as a Vice President of PXRE since October 1989. Mr. Tounquet has also been the General Manager of the Brussels Office of PXRE since October 1989. Mr. Tounquet has also been a Senior Vice President of TREX since May 1994, prior to which he served as a Vice President of TREX since October 1993.

          Frank A. LoPiccolo (52) has been a Vice President of PXRE since 1986. Since August 1993, Mr. LoPiccolo has also served as a Vice President of TREX.

     All executive officers of PXRE hold office at the pleasure of the Board of Directors.

     The following table sets forth certain information concerning beneficial ownership of PXRE's Common Stock by the directors, the five executive officers named below under the heading "EXECUTIVE COMPENSATION" and all directors and executive officers as a group, as of the record date:

       DIRECTORS AND FIVE CURRENT NAMED EXECUTIVE      SHARES (AND PERCENT)            DIRECTOR
                        OFFICERS                       BENEFICIALLY OWNED(1)           TERM ENDS
    -------------------------------------------------  ---------------------           ---------
    Gerald L. Radke..................................         109,412(1.2%)(2)             (3)
    Robert W. Fiondella..............................             500*                    1997
    Bernard Kelly....................................           2,500*                    1998
    Wendy Luscombe...................................             150*                     (3)
    Edward P. Lyons..................................           8,000*                    1998
    Philip R. McLoughlin.............................             100*                    1997
    David W. Searfoss................................             100*                    1998
    Donald H. Trautlein..............................           1,500*                    1997
    Wilson Wilde.....................................           1,000*                     (3)
    Michael J. Bleisnick.............................          40,788(4)*                   --
    Gordon Forsyth, III..............................          48,017(5)*                   --
    Eugene J. Sverchek...............................           8,115(6)*                   --
    Sanford M. Kimmel................................           1,362(7)*                   --
    All directors and executive officers as a group
      (15 persons)...................................         257,421(2.9%)(8)

- ---------------

  * Beneficially owns less than 1% of PXRE's issued and outstanding Common
     Stock.
(1) The number of shares of Common Stock set forth opposite the names of Mr. Kelly, Ms. Luscombe, Mr. Lyons, Mr. Trautlein and Mr. Wilde does not include the 2,000 shares granted to each such director under the PXRE Director Deferred Stock Plan (described below under the heading "THE BOARD OF DIRECTORS AND ITS COMMITTEES AND DIRECTOR COMPENSATION"), as to which shares such directors currently hold neither voting nor investment power. Pursuant to the terms of the Director Deferred Stock Plan, on each date that dividends are paid to shareholders in respect of the Common Stock, PXRE makes dividend equivalent payments, in cash, in respect of each share of Common Stock granted, but not yet delivered, under such Plan.
(2) Includes currently exercisable options to purchase 46,751 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 46,751 shares of Common Stock for which Mr. Radke holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Radke.
(3) Term of office of Class I directors terminates at the forthcoming 1996 Annual Meeting.
(4) Consists of currently exercisable options to purchase 40,788 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 40,788 shares of Common Stock for which Mr. Bleisnick holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Bleisnick.
(5) Includes currently exercisable options to purchase 41,884 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 41,884 shares of Common Stock for which Mr. Forsyth holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Forsyth.
(6) Includes currently exercisable options to purchase 7,819 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 7,819 shares of Common Stock for which Mr. Sverchek holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Sverchek.
(7) Consists of currently exercisable options to purchase 1,178 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 1,178 shares of Common Stock for which Mr. Kimmel holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Kimmel.
(8) Includes currently exercisable options to purchase 179,413 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 179,413 shares of Common Stock for which PXRE's directors and executive officers as a group hold currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such directors and executive officers as a group.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES
                           AND DIRECTOR COMPENSATION

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     In 1995, the Board of Directors met six (6) times. No director attended fewer than 75% of the aggregate of (i) the total number of Board meetings (held when such person was a director) and (ii) the total number of meetings held by committees on which he or she served (during the periods that he or she served).

     The Board of Directors has an Audit Committee which is comprised of Messrs. Kelly (Chairman), McLoughlin, Searfoss and Trautlein and Ms. Luscombe. The members of the committee are responsible for assisting the Board of Directors in fulfilling its responsibilities in connection with PXRE's accounting and financial reporting practices. In 1995, the Audit Committee met three (3) times.

     The Human Resources Committee of the Board of Directors is comprised of Messrs. Trautlein (Chairman), Fiondella, Lyons and Wilde. The Human Resources Committee performs the functions of a compensation committee, including the administration of PXRE's various stock option and other compensation plans. In 1995, the Human Resources Committee met three (3) times.

     The Investment Committee of the Board of Directors is comprised of Messrs. Lyons (Chairman), Kelly and Wilde and Ms. Luscombe. The members of the Investment Committee are responsible for monitoring and approving the investment policies and the investments of PXRE and its reinsurance subsidiary, PXRE Reinsurance Company ("PXRE Reinsurance"), and for overseeing investment management carried out by Phoenix Duff & Phelps, a public majority-owned subsidiary of Phoenix Home Life. In 1995, the Investment Committee met four (4) times.

     The Board of Directors also has an Executive Committee, which is currently comprised of Messrs. Radke, Fiondella and Trautlein. The Executive Committee is vested with the authority to exercise the powers of the full Board of Directors during the intervals between its meetings. In 1995, the Executive Committee did not meet.

     PXRE does not have a standing nominating committee. However, upon the request of the Board of Directors, the Executive Committee has occasionally functioned in this role.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION. During the 1995 fiscal year PXRE paid annual retainers of $16,000 (plus $1,500 each for members ($3,000 for the Chairman) of the Audit Committee, the Investment Committee and the Human Resources Committee) and fees per Board and Committee meeting of $1,000 ($3,000 for the Chairman) to each director of PXRE, except for directors who were also officers of PXRE who individually received no compensation for attendance at meetings. For fiscal 1995 PXRE paid a total of $238,000 in directors' fees. Directors have the ability to defer receipt of their cash compensation by making an irrevocable written election prior to the beginning of the calendar year to defer receipt of such compensation until the earlier of their retirement or resignation as a director of PXRE, death or disability. An unfunded account is established by PXRE in the director's name and interest is credited to the account balance at an annual rate equal to the annualized average rate of return earned on accounts invested during such period in the Intermediate Term U.S. Treasury Portfolio fund of PXRE's 401(k) Savings and Investment Plan.

     OTHER COMPENSATION. On April 20, 1995, PXRE adopted a Director Stock Option Plan (the "Director Option Plan") pursuant to which each director of PXRE who is not an employee of PXRE automatically receives annual grants of options to purchase 1,000 shares of PXRE Common Stock. Such options, which are granted each year on the date of PXRE's Annual Meeting with an exercise price equal to the market value of the Common Stock on such date, become exercisable in three annual installments commencing on the date of the next succeeding annual meeting and expire on the tenth anniversary of the date of grant.

     On August 23, 1990, PXRE adopted a Director Deferred Stock Plan (the "Director Plan") pursuant to which directors of PXRE who are not employees of PXRE or of Phoenix Home Life were each granted the right to receive 2,000 shares of Common Stock (subject to anti-dilution adjustments) at certain specified times following their respective terminations as PXRE directors. On August 23, 1990, Messrs. Kelly, Lyons, Trautlein and Wilde were each granted the right to receive 2,000 shares of Common Stock pursuant to the terms of the Director Plan. The Director Plan was subsequently amended effective August 23, 1990 to allow participation by directors who were employees of Phoenix Home Life and who were PXRE directors on August 23, 1990, provided that shares allocable under the Director Plan to such directors were delivered at the time specified in the Director Plan. Effective August 23, 1990, Messrs. Fiondella, Gummere (who resigned as a PXRE director on February 21, 1994), McLoughlin and Searfoss, all full-time employees of Phoenix Home Life who were PXRE directors on such date, were each granted the right to receive 2,000 shares of Common Stock, which shares were delivered on August 24, 1993 pursuant to the terms of the Director Plan, as amended. Upon becoming a director of PXRE on November 12, 1993, Ms. Luscombe was granted the right to receive 2,000 shares of Common Stock pursuant to the terms of the Director Plan. Such grants resulted in all eligible non-employee PXRE directors as a group being granted the right to receive a total of 18,000 shares of Common Stock pursuant to the terms of the Director Plan.

     On each date on which dividends are paid to shareholders with respect to shares of Common Stock of PXRE, each director who has been granted shares of Common Stock under the Director Plan is, subject to the practice described below respecting directors who are employees of Phoenix Home Life, paid an amount in cash equal to the product of (i) the dividend per share for the applicable dividend payment date and (ii) the number of shares which have been granted to the director but which have not yet been delivered.

     The Director Plan is administered by the Board of Directors, which may amend or terminate the Director Plan at any time. However, no such amendment or termination may reduce the number of shares that had been granted to the directors prior to such amendment or termination.

     Until 1995, Phoenix Home Life maintained a practice that no employee could accept any individual remuneration for serving on the board of directors of PXRE, and that any such remuneration that would otherwise be payable by PXRE to a Phoenix Home Life employee would instead be paid directly to Phoenix Home Life. In accordance with Phoenix Home Life's practice, the above-described dividend equivalents were, since the inception of the Director Plan, paid by PXRE directly to Phoenix Home Life and, on August 24, 1993, the aggregate of 8,000 shares of Common Stock that would otherwise have been delivered by PXRE to Messrs. Fiondella, Gummere, McLoughlin and Searfoss on such date were instead delivered by PXRE directly to Phoenix Home Life. In light of its current ownership of PXRE shares, Phoenix Home Life notified PXRE that, effective January 1, 1995, it has changed such practice and employees of Phoenix Home Life serving as directors of PXRE are entitled to receive directly any compensation therefor (including options granted pursuant to the Director Stock Option Plan).

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IS REQUIRED TO ELECT THE NOMINEES FOR DIRECTOR. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AND, UNLESS A STOCKHOLDER SIGNIFIES OTHERWISE, THE PERSONS NAMED IN THE PROXY WILL SO VOTE.

       RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of Price Waterhouse LLP as PXRE's independent public accountants for the fiscal year ending December 31, 1996. This selection is being presented to the shareholders for their ratification at the Annual Meeting. Price Waterhouse LLP has audited PXRE's financial statements since July 1, 1986. A representative of Price Waterhouse LLP is expected to attend the Annual Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions.

     RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" RATIFICATION AND, UNLESS A STOCKHOLDER SIGNIFIES OTHERWISE, THE PERSONS NAMED IN THE PROXY WILL SO VOTE.

                             EXECUTIVE COMPENSATION

     The following tables and narrative text describe the compensation paid in 1995 and the two prior fiscal years to PXRE's Chief Executive Officer and PXRE's four other most highly compensated executive officers. Also described below is certain future compensation such individuals may be eligible to receive upon retirement or following certain terminations of employment or certain changes of control.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                          ----------------------------
                                         ANNUAL COMPENSATION                              SECURITIES
                               ----------------------------------------    RESTRICTED     UNDERLYING
       NAME AND                                          OTHER ANNUAL        STOCK           STOCK          ALL OTHER
  PRINCIPAL POSITION    YEAR    SALARY    BONUS($)(1)   COMPENSATION(2)   AWARDS($)(3)   OPTIONS(#)(4)   COMPENSATION(5)
- ----------------------- ----   --------   -----------   ---------------   ------------   -------------   ---------------
Gerald L. Radke........ 1995   $393,750    $ 294,000        $ 4,488         $126,000         18,090          $22,903
  Chairman, President   1994    368,846      275,625          4,934          118,125         17,592           20,284
  and Chief Executive   1993    345,705      301,175          3,571          100,011         14,352           17,991
  Officer
Michael J. Bleisnick... 1995    221,710      135,713          6,000           58,163          7,347           10,011
  Executive Vice        1994    211,307      124,103             --           53,213          7,120            5,777
  President -- Domestic 1993    192,583      136,500             --           40,803          4,586            5,069
  Operations
Gordon Forsyth, III.... 1995    221,710      135,713          6,000           58,163          7,347            9,966
  Executive Vice        1994    211,307      124,103             --           53,213          7,120            6,930
  President --          1993    190,348      136,500             --           40,803          4,452            5,705
  International
  Operations
Eugene J. Sverchek..... 1995    168,649       89,250          6,000           38,250          4,673            6,860
  Senior Vice           1994    151,305       81,375             --           34,875          4,398            4,546
  President -- Domestic 1993    137,819       87,550             --           28,571          3,668            4,382
  Treaty
Sanford M. Kimmel...... 1995    167,399       89,250          6,000           38,250          4,523            7,150
  Senior Vice           1994    135,599       72,214             --           30,949          4,712               --
  President, Treasurer  1993         --           --             --               --             --               --
  and Chief Financial
  Officer

- ---------------

(1) For 1995, consists of cash bonuses awarded in 1996 in respect of fiscal year 1995 pursuant to PXRE's Restated Employee Annual Incentive Bonus Plan. For 1994, consists of cash bonuses awarded in 1995 in respect of fiscal year 1994 pursuant to PXRE's Restated Employee Annual Incentive Bonus Plan. For 1993, consists of (i) special cash bonuses awarded in March 1993 in recognition of the executives' role in the successful completion, on March 3, 1993, of a public offering and (ii) cash bonuses awarded in 1994 in respect of fiscal year 1993 pursuant to PXRE's Restated Employee Annual Incentive Bonus Plan and, in the case of Messrs. Bleisnick and Forsyth, on an ad-hoc basis outside of the Plan.
(2) For 1995, 1994 and 1993, for Mr. Radke, consists of $4,488, $4,934 and
     $3,571, respectively, paid to reimburse Mr. Radke for taxes paid by him in respect of income arising from PXRE's forgiveness of certain accrued interest on an outstanding loan. (See column entitled "All Other Compensation".) For 1995, for Messrs. Bleisnick, Forsyth, Sverchek and Kimmel, consists of automobile allowances.
(3) Consists of awards to Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel, respectively, in respect of fiscal year 1995, of 4,707, 2,713, 2,713, 1,429 and 1,429 restricted shares of PXRE's Common Stock, in respect of fiscal year 1994, of 4,643, 2,092, 2,092, 1,371 and 1,217 restricted shares of PXRE's Common

     Stock and in respect of fiscal year 1993, of 4,211, 1,718, 1,718, 1,203 and 0 restricted shares of PXRE's Common Stock pursuant to PXRE's Restated Employee Annual Incentive Bonus Plan. In accordance with the Commission's rules, the above dollar values were calculated by multiplying the closing prices of PXRE's Common Stock on February 15, 1996, February 16, 1995 and February 10, 1994, the dates of such grants (i.e., $24.75, $24.875 and $23.75, respectively), as reported on the Nasdaq Stock Market National Market System, by the number of restricted shares awarded. Pursuant to the terms of this Plan, such restricted shares will vest and become 100% nonforfeitable, with respect to the 1993 grants, in one installment on January 1, 1997, with respect to the 1994 grants, in one installment on January 1, 1998, and with respect to the 1995 grants, in one installment on January 1, 1999. During the holding periods such shares are entitled to receive dividends, if any, declared with respect to PXRE's Common Stock.
(4) Consists of non-qualified options granted in respect of PXRE's Common Stock pursuant to PXRE's 1992 Officer Incentive Plan.
(5) For Mr. Radke, consists of: $15,766, $11,178 and $10,232 contributed by PXRE in 1995, 1994 and 1993, respectively, to the 401(k) Plan (which is a contributory defined contribution plan), $1,712 paid by PXRE during each of 1995, 1994 and 1993 with respect to a supplemental term life insurance policy for Mr. Radke's benefit, $1,602 paid by PXRE during each of 1995, 1994 and 1993 with respect to a supplemental disability insurance policy for Mr. Radke's benefit and $3,823, $5,792 and $4,445 representing the amount of interest accrued in 1995, 1994 and 1993, respectively, and forgiven by PXRE in respect of a loan of $70,125 made by PXRE to Mr. Radke in 1988, the full principal amount of which remained outstanding during 1995, 1994 and 1993 (see "CERTAIN BUSINESS RELATIONSHIPS" below); for Mr. Bleisnick, consists of: $9,570, $5,336 and $4,628 contributed by PXRE in 1995, 1994 and 1993, respectively, to the 401(k) Plan, and $441 paid by PXRE during each of 1995, 1994 and 1993, with respect to a supplemental term life insurance policy for Mr. Bleisnick's benefit; for Mr. Forsyth, consists of: $9,495, $6,459 and $5,234 contributed by PXRE in 1995, 1994 and 1993, respectively, to the 401(k) Plan, and $471 paid by PXRE during each of 1995, 1994 and 1993 with respect to a supplemental term life insurance policy for Mr. Forsyth's benefit; for Mr. Sverchek, consists of:
     $6,860, $4,546 and $4,382 contributed by PXRE in 1995, 1994 and 1993, respectively, to the 401(k) Plan; and for Mr. Kimmel, consists of $7,150 contributed by PXRE in 1995 to the 401(k) Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               INDIVIDUAL GRANTS
                                   --------------------------------------------------------------------------
                                     NUMBER OF      % OF TOTAL
                                    SECURITIES       OPTIONS
                                    UNDERLYING      GRANTED TO                                    GRANT DATE
                                      OPTIONS      EMPLOYEES IN     EXERCISE OR      EXPIRATION     PRESENT
              NAME                 GRANTED(#)(1)   FISCAL YEAR    BASE PRICE($/SH)      DATE      VALUE($)(2)
- ---------------------------------  -------------   ------------   ----------------   ----------   -----------
Gerald L. Radke..................      18,090          28.0%          $ 24.875         2/16/05     $ 449,988
Michael J. Bleisnick.............       7,347          11.3             24.875         2/16/05       182,756
Gordon Forsyth, III..............       7,347          11.3             24.875         2/16/05       182,756
Eugene J. Sverchek...............       4,398           6.8             24.875         2/16/05       109,400
Sanford M. Kimmel................       4,712           7.3             24.875         2/16/05       117,211

- ---------------

(1) Consists of non-qualified options granted pursuant to PXRE's 1992 Officer Incentive Plan. Under such Plan, the option exercise price may be less than, equal to or greater than the fair market value of the Common Stock of PXRE on the date the option is granted, but may not be less than 50% of such fair market value. For this purpose, the fair market value of a share of PXRE's Common Stock is the average of the high and low bid and asked prices of the Common Stock as reported on the Nasdaq Stock Market National Market System on the date of grant. The exercise price of the options listed in the above table is 100% of the fair market value of PXRE's Common Stock on the date of grant (February 16, 1995). The options listed above become exercisable in four equal annual installments, subject to the grantee remaining in the continuous employ of PXRE or its affiliates for at least one year from the date of grant, except where such employment terminates by reason of death, permanent disability or retirement at or after age 65 with PXRE's consent; provided, however, that upon the earlier of (i) a change of control of PXRE or (ii) the Common Stock of PXRE ceasing to be publicly traded, any unexercised portion of an option will become exercisable. Options may also be surrendered in exchange for a cash payment in the event of a change of control of PXRE or the cessation of public trading of the Common Stock of PXRE, in each case under certain circumstances. Options are not transferable by a grantee other than by will or the laws of descent and distribution, and during the lifetime of a grantee an option will be exercisable only by the grantee or, if the grantee is legally incapacitated, by the grantee's duly appointed guardian or legal representative. The Plan authorizes the administering committee to include in individual stock option agreements with grantees a provision allowing grantees to satisfy any federal, state or local income tax liabilities resulting from option exercises by having PXRE withhold the appropriate number of shares of Common Stock at the time of exercise (subject in each instance to committee approval), but the Plan does not provide for cash payments by PXRE to cover any such income taxes.
(2) In accordance with the Commission's rules, in order to determine grant date present values in the above table PXRE used the Black-Scholes model of option valuation, adjusted to reflect an option term of 5 years, which represents the weighted average (by number of options) over the past ten years of the length of time between the grant dates of options under PXRE's plans and their exercise dates for the named executive officers. The model also assumes: (i) an interest rate that represents the interest rate on a U.S. government zero coupon bond with a maturity equal to the term of the grant; (ii) volatility calculated using a weekly stock price for five years (260 weeks) prior to the grant date; and (iii) dividends estimated at the annual rate of $0.72 per share (the quarterly dividend on PXRE's Common Stock having been increased in November 1995 from $0.015 per share to $0.18 per share). Based on this model, the present value of the options on the February 16, 1995 grant date was determined to be $24.875 per option. PXRE does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND OPTION VALUES AT DECEMBER 31, 1995

                                                                                           VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED        IN-THE-MONEY STOCK
                               SHARES                        STOCK OPTIONS AT 12/31/95      OPTIONS AT 12/31/95
                            ACQUIRED ON         VALUE                 (#)(2)                      ($)(3)
           NAME             EXERCISE(#)    REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- --------------------------  ------------   ---------------   -------------------------   -------------------------
Gerald L. Radke...........     13,000         $ 170,336            46,751/46,650           $1,238,901/$1,236,225
Michael J. Bleisnick......          0                 0            40,788/18,029           $1,080,882/$477,768
Gordon Forsyth, III.......          0                 0            41,884/17,864           $1,109,926/$473,396
Eugene J. Sverchek........          0                 0             7,819/12,248             $207,203/$324,572
Sanford M. Kimmel.........          0                 0             1,178/8,057               $31,217/$213,510

- ---------------

(1) Represents the difference between the closing prices of PXRE's Common Stock as reported on the Nasdaq Stock Market National Market System on the dates of exercise and the exercise prices of the options.
(2) For Mr. Radke, consists of options for 43,367 shares of PXRE Common Stock granted in 1990-1992 pursuant to PXRE's 1988 Stock Option Plan at exercise prices ranging from $8.75 to $11.50 per share, 35,177 of which options were exercisable at December 31, 1995, and options for 50,034 shares of PXRE Common Stock granted in 1993, 1994 and 1995 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices of $25.00, $23.875 and $24.875 per share, respectively, 11,574 of which options were exercisable at December 31, 1995; for Mr. Bleisnick, consists of options for 13,000 shares of PXRE Common Stock granted in 1987 pursuant to PXRE's 1987 Stock Option Plan at an exercise price of $13.00 per share, all of which options were exercisable at December 31, 1995, options for 26,764 shares of PXRE Common Stock granted in 1989-1992 pursuant to PXRE's 1988 Stock Option Plan at exercise prices ranging from $8.75 to $11.50 per share, 23,715 of which options were exercisable at December 31, 1995, and options for 19,053 shares of PXRE Common Stock granted in 1993, 1994 and 1995 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices of $25.00, $23.875 and $24.875 per share, respectively, 4,073 of which options were exercisable at December 31, 1995; for Mr. Forsyth, consists of options for 40,829 shares of PXRE Common Stock granted in 1989-1992 pursuant to PXRE's 1988 Stock Option Plan at exercise prices ranging from $8.75 to $11.50 per share, 37,878 of which options were exercisable at December 31, 1995, and options for 18,919 shares of PXRE Common Stock granted in 1993, 1994 and 1995 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices of $25.00, $23.875 and $24.875 per share, respectively, 4,006 of which options were exercisable at December 31, 1995; for Mr. Sverchek, consists of options for 7,328 shares of PXRE Common Stock granted in 1992 pursuant to PXRE's 1988 Stock Option Plan at an exercise price of $10.875 per share, 4,886 of which options were exercisable at December 31, 1995, and options for 12,739 shares of PXRE Common Stock granted in 1993, 1994 and 1995 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices of $25.00, $23.875 and $24.875 per share, respectively, 2,933 of which options were exercisable at December 31, 1995; and for Mr. Kimmel, consists of options for 9,235 shares of PXRE Common Stock granted in 1994 and 1995 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices of $23.875 and $24.875 per share, respectively, 1,178 of which options were exercisable at December 31, 1995.
(3) Represents the difference between the closing price of PXRE's Common Stock as reported on the Nasdaq Stock Market National Market System on December 31, 1995 ($26.50) and the exercise prices of the options.

PENSION PLAN

     The following table illustrates the maximum annual estimated benefits payable under PXRE's defined benefit plan (in conjunction with the predecessor actuarial retirement plan) and its non-qualified supplemental plan, to employees for specified covered compensation and specified years of service, assuming retirement at age 62.

                                                                YEARS OF SERVICE
                                               ---------------------------------------------------
                REMUNERATION                      5         10         15         20         25
- ---------------------------------------------  -------   --------   --------   --------   --------
$100,000.....................................  $13,333   $ 26,667   $ 40,000   $ 40,512   $ 50,640
 125,000.....................................   16,667     33,333     50,000     50,262     64,077
 150,000.....................................   20,000     40,000     60,000     62,012     77,515
 175,000.....................................   23,333     46,667     70,000     72,762     90,952
 200,000.....................................   26,667     53,333     80,000     83,512    104,390
 225,000.....................................   30,000     60,000     90,000     94,262    117,827
 250,000.....................................   33,333     66,667    100,000    105,012    131,265
 275,000.....................................   36,667     73,333    110,000    115,762    144,702
 300,000.....................................   40,000     80,000    120,000    126,512    158,140
 400,000.....................................   53,333    106,667    160,000    169,512    211,890
 500,000.....................................   66,667    133,333    200,000    212,512    265,640

     Benefits are calculated on a straight-life annuity basis. Benefits shown in the Pension Plan Table are not subject to any reduction for Social Security or other offset amounts.

     Covered compensation includes base salary and bonuses only. For each of the named current executive officers, annual covered compensation for 1995 is the amount shown for 1995 in the Salary column of the Summary Compensation Table, above. The full years of credited service under the plans as of December 31, 1995 for each of the named current executive officers is: Mr. Radke: 23; Mr.
Bleisnick: 11; Mr. Forsyth: 9; Mr. Sverchek: 4; and Mr. Kimmel: 1.

     Notwithstanding anything to the contrary set forth in any of PXRE's previous filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Stock Performance Graph and Report of the Human Resources Committee of the Board of Directors of PXRE shall not be incorporated by reference into any such filings.

                            STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      AMONG PXRE CORPORATION, S&P 500 AND
                     DOW JONES PROPERTY AND CASUALTY INDEX

                                   (GRAPH)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            PXRE           S&P 500      DOW JONES P&C
1990                                       100             100             100
1991                                    135.48          130.47          124.36
1992                                    203.22          140.41          151.43
1993                                    351.61          154.56          152.68
1994                                    364.51           156.6          160.55
1995                                    341.93          215.45          226.82

     The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1990. For each subsequent year, the total return for PXRE and for each index is stated as of December 31 of such year.

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS OF PXRE CORPORATION

     The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation:

          PXRE Corporation (the "Company") has implemented compensation policies, plans and programs which seek to increase the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's executives with those of its shareholders. Emphasis is placed on the achievements of the Company as an integrated unit.

     The Human Resources Committee of the Company has established an executive compensation program to achieve the following goals:

          1. To attract and retain key executives critical to the long-term success of the Company.

          2. To promote the enhancement of shareholder value.

          3. To reward executives for long-term strategic management.

          4. To support a performance-oriented environment resulting in above average total compensation for above average Company results.

COMPENSATION MIX

     The Company's executive compensation program consists of three components (base salary, annual incentives and long-term incentives) designed to promote the above-stated goals.

     BASE SALARY. Base salary is targeted at the competitive median for competitors in the reinsurance industry. For the purpose of establishing base salary levels, the Company from time to time compares the levels of executive base salary paid by it to those levels paid to the executives of other public and private reinsurance companies in the United States.

     Executive salaries are reviewed by the Committee in the first quarter of each year. The Chief Executive Officer submits an annual salary plan to the Committee and the Committee reviews the plan and determines any appropriate modifications. Any increases in an individual executive's salary from year to year are based on (1) increased contribution to the Company by the individual and (2) increases in median competitive pay levels. Based upon these factors, in 1995 the Committee determined that it was appropriate to increase executive base salaries by an average of 9.0%.

     ANNUAL INCENTIVES. The Restated Employee Annual Incentive Bonus Plan, adopted by the Company in 1992, is intended to reflect the Company's belief that management's contribution to shareholder returns comes from maximizing earnings at an appropriate level of risk across the reinsurance cycle. Annual target bonuses are determined for each eligible employee, and following the end of each year the Committee determines to what extent each employee's target bonus for the year has been earned. The full target bonus will be paid to the employee if the Company achieved a 13% after tax return on equity for the year. The bonus award will be adjusted up to 150% or down to 0% of the target bonus based on the actual return on equity achieved by the Company for the year.

     Pursuant to the Annual Bonus Plan, the bonus award for all officers is payable 70% in cash and 30% in restricted stock, at the current market value. The partial payment in restricted stock ties a portion of each executive's annual incentive award to the Company's stock price over time. Employees who are not officers of the Company receive the entire bonus award in cash. The Committee may adjust the cash portion of any bonus award (plus or minus 20% for officers, 40% for non-officers) to reflect individual performance.

     In February 1996, the Committee determined that total bonus amounts equal to $1,711,614 were payable to the Company's executives under the Restated Employee Annual Incentive Bonus Plan based on the 1995 performance of the Company. These awards, which were based on a more than 20.0% return on equity calculated under the Plan and a corresponding upward adjustment in individual performance percentages to 150%, consisted of cash payments of $1,198,130 and restricted stock grants valued at $513,484 containing a three year vesting provision.

     LONG-TERM INCENTIVES. In March 1992, the Committee made its final awards under the Company's 1988 Stock Option Plan, which was effectively "frozen" by the Board of Directors as of December 31, 1992 so that no further options could thereafter be granted under such Plan. In May 1992, the shareholders of the Company approved the 1992 Officer Incentive Plan, which provides for grants of long-term incentive awards to officers of the Company. The 1992 Incentive Plan provides the Committee with the flexibility to grant long-term incentives in two forms: stock options and restricted stock.

     Each year, the Committee determines whether it is appropriate to grant stock option and/or restricted stock awards to eligible officers. Grants for each officer are determined based on industry norms, with the Committee having the flexibility to adjust individual awards. Awards are considered in conjunction with the annual salary plan and the overall goals of the Company's executive compensation program. The Committee believes that its past option grants under the 1988 Stock Option Plan have focused, and its option and restricted stock grants under the 1992 Incentive Plan will continue to focus, senior management's attention on building shareholder value.

     The Committee granted non-qualified options to purchase a total of 64,621 shares of the Company's Common Stock at an exercise price of $24.875 per share (market value on grant date) in February 1995 to the Company's officers pursuant to the 1992 Incentive Plan. Such grants were made pursuant to the Committee's evaluation of each grantee's base salary and position with the Company, the fair market value of the Common Stock on the date of grant and competitive compensation levels within the industry. No grants of restricted stock were made during or with respect to 1995 under this Plan.

     The Internal Revenue Code has set limitations on the deductibility of compensation paid to executive officers effective in 1995. Depending on the final form of applicable Treasury Regulations and the Company's future compensation structure, the Committee will consider recommending appropriate steps that may be necessary to preserve all available tax deductions for the Company.

CHIEF EXECUTIVE COMPENSATION

     The Committee determined the Chief Executive Officer's compensation for 1995 based upon a number of factors and criteria. The Chief Executive Officer's base salary was increased by 6.7% during 1995 and was based upon a review of similar companies adjusted for size and capitalization and upon review of the Chief Executive Officer's performance as regards the achievement of long-term strategic goals and the management of the Company.

     In February 1996, the Committee granted an award to the Chief Executive Officer under the Restated Employee Annual Incentive Bonus Plan consisting of a cash payment of $294,000 and a restricted stock grant valued at $126,000 and containing a three year vesting provision.

     In February 1995, the Chief Executive Officer received options to purchase a total of 18,090 shares of Common Stock at an exercise price of $24.875 per share (market value on grant date) under the 1992 Officer Incentive Plan. As discussed above, such grant was determined pursuant to the Committee's evaluation of the Chief Executive Officer's base salary and position with the Company, the fair market value of the Common Stock on the date of grant and competitive CEO compensation levels within the industry.

          Human Resources Committee
               Donald H. Trautlein, Chairman
           Robert W. Fiondella
           Edward P. Lyons
           Wilson Wilde

February 15, 1996

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Of the four members of the Human Resources Committee, one member, namely Mr. Fiondella, is an executive officer of Phoenix Home Life and three members, namely Messrs. Fiondella, Lyons and Wilde serve as directors of Phoenix Home Life or one of its affiliates. During 1995 and as of the record date, Phoenix Home Life owned approximately 7.3% of the issued and outstanding Common Stock of PXRE. PXRE Reinsurance, a wholly-owned subsidiary of PXRE, and Phoenix Duff & Phelps Corporation, a public majority-owned subsidiary of Phoenix Home Life, are parties to an investment advisory agreement. Pursuant to this agreement, which is terminable by either party on 60 days' notice, Phoenix Duff & Phelps provides, or arranges for another party to provide, investment research and advice, implementation of investment transactions, clearing agent and custodian services, monthly reports on portfolio transactions and other related services in connection with PXRE Reinsurance's investment portfolio. PXRE Reinsurance incurred fees of $200,000 to Phoenix Duff & Phelps for services performed pursuant to such agreement in fiscal year 1995. For 1996, the amount of investment advisory fees payable pursuant to such agreement will be equal to 0.15% of average assets under management plus out-of-pocket expenses. Management of PXRE expects such fees for 1996 will be approximately $350,000, plus out-of-pocket expenses. Based upon management's experience related to similar agreements with unaffiliated persons, PXRE believes that the terms and conditions of the investment advisory agreement described above are no less favorable to PXRE Reinsurance than terms and conditions available for comparable services from unaffiliated persons.

TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     EXECUTIVE SEVERANCE PLAN. In 1989, the Board of Directors approved an Executive Severance Plan for designated officers of PXRE, which was renewed for an additional five year term in August 1994.

     The Executive Severance Plan provides to designated officers certain benefits in the event of termination without cause or constructive discharge within 6 months before a "Change of Control" (as defined in the Executive Severance Plan) or within one year thereafter (two years for Mr. Radke). The Executive Severance Plan provides that a "Change of Control" will be deemed to have occurred if (i) any person (as defined in the Executive Severance Plan) other than PXRE becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of PXRE's outstanding securities; (ii) the shareholders of PXRE approve a merger or consolidation of PXRE with another corporation (other than certain situations where the shareholders of PXRE before such transaction continue in control after such transaction) or a sale or other disposition of all or substantially all of the assets of PXRE; (iii) the shareholders of PXRE approve a plan of liquidation or dissolution of PXRE; or
(iv) during any period of two consecutive years following August 17, 1989, individuals who at the beginning of such period constitute the Board of Directors of PXRE and any new director whose election was approved by at least two-thirds of the directors who were directors at the beginning of the period or whose election had previously been so approved, cease to constitute a majority of the board.

     The benefits consist of a lump sum cash payment equal to (i) one year's salary (for Mr. Radke two years if terminated within 12 months of a change of control), (ii) accrued but unpaid bonuses, (iii) present value of employer contributions to PXRE's Pension Plan and its 401(k) Plan (the "Qualified Plans") for one year (two years for Mr. Radke if terminated within 12 months of a change of control), and (iv) amounts forfeited under the Qualified Plans on termination of employment, reduced by the present value of payments under any employment agreement, Company policy or statute. In addition, one year's coverage (two years for Mr. Radke) is provided to the officer under PXRE's medical, life and other welfare benefit plans in which the officer participated. In determining these benefits, the one and two year periods do not extend past age 65.

     PXRE also indemnifies the officer for any excess parachute payment excise tax (and the excise and income tax on such indemnity) for which the officer may become responsible, as well as attorney's fees required to enforce such officer's rights under the Plan.

     The Executive Severance Plan has a five year term subject to renewal only if the Board of Directors determines prior to the end of such term (or the end of any subsequent renewal term) that the Plan shall be renewed; the Plan continues in the event of a change of control until all obligations are satisfied.

     Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel participate in the Plan, with 11 others. Were a change of control of PXRE to have occurred on December 31, 1995 and if their employment with PXRE had then been terminated as provided in the Plan, it is estimated that the compensation payable to Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel would have been $800,000, $235,000, $235,000, $170,000 and $170,000, respectively.

     1988 STOCK OPTION PLAN. Adopted in 1988 and subsequently amended, the 1988 Stock Option Plan (the "1988 Option Plan") provides for the grant of incentive stock options which are intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as non-qualified stock options which are not intended to qualify as incentive stock options under the Code. Subject to certain adjustments as provided in the 1988 Option Plan, the maximum number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1988 Option Plan is 450,000. As of March 19, 1992, options to purchase a total of 449,965 shares of Common Stock were outstanding under the 1988 Option Plan, all of which options were non-qualified stock options. At a meeting held on such date, the Board of Directors of PXRE resolved to "freeze" the 1988 Option Plan as of December 31, 1992 so that no further options could thereafter be granted under the 1988 Option Plan.

     Each non-qualified option granted under the 1988 Option Plan has a term not exceeding ten years and one day. In each case, the exercise price is equal to or in excess of the fair market value of the Common Stock on the date the option was granted.

     No part of any option may be exercised unless the optionee remains in the continuous employ of PXRE or its affiliates for at least one year from the date of grant of the option, except where such employment terminates by reason of death or permanent disability, or retirement on or after age 65 with PXRE's consent. Subject to the foregoing, options become exercisable in four equal annual installments, unless otherwise provided by the 1988 Option Plan Committee (which administers the 1988 Option Plan), provided, however, that upon the earlier of (i) a Change of Control (as defined in the 1988 Option
Plan) or (ii) the Common Stock of PXRE ceasing to be publicly traded, any unexercised portion of an option will become exercisable.

     No options are transferable by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee an option will be exercisable only by the optionee or, if the optionee is legally incapacitated, by the optionee's duly appointed guardian or legal representative.

     Under the 1988 Option Plan an optionee may elect up to 60 days following a Change of Control to surrender all or part of his or her non-qualified option and to receive a cash payment equal to the greater of (a) the excess of the fair market value of the option shares surrendered over the exercise price for such shares, or (b) the excess of the per share net worth (as determined under the 1988 Option Plan) of the shares to which the surrendered option pertains on the date of surrender over the per share net worth of such shares on the date the option was granted.

     For this purpose, the 1988 Option Plan provides that "fair market value" for non-qualified options is the higher of (a) the highest trading price of PXRE's shares (as determined under the 1988 Option Plan) during the 90-day period ending on the date of such election, or (b) if the transaction occurs as the result of a person acquiring a 30% interest in PXRE, the highest price per share shown on Schedule 13D or any amendment thereto filed by any person holding 30% or more of such shares, or (c) if the Change of Control occurs as the result of shareholder approval of a merger or consolidation (as described in the 1988 Option Plan) or any sale or other disposition of all or substantially all of the assets of PXRE, the highest price paid pursuant to such transaction.

     In addition, under the 1988 Option Plan the optionee may elect up to 60 days following the cessation of the public trading of the shares of PXRE (other than where due to the fraud or other misconduct of the management of PXRE) to surrender all or part of his or her non-qualified option and receive a cash payment equal to the greater of (a) the excess of the fair market value of the shares subject to the surrendered option over the exercise price, or (b) the amount determined under the per share net worth valuation method described above. For this purpose, "fair market value" means the highest public trading value (as determined under the 1988 Option Plan) during the 90-day period ending on the date of such cessation of public trading.

     The 1988 Option Plan also provides that if an optionee does not make an election under either of the above provisions on or before the 60th day following a Change of Control resulting from certain mergers and consolidations, sale of all or substantially all of the assets of PXRE, the liquidation or dissolution of PXRE, or such cessation of public trading, the optionee will be deemed to have made such election as of such 60th day, the optionee will receive the cash payment that would be due upon such an election and the optionee's option and surrender rights will be deemed to have been cancelled.

     Under the 1988 Option Plan, an election is not transferable other than by will or the laws of intestacy. An optionee who is subject to Section 16(b) of the Exchange Act may only exercise an election in compliance with Rule 16b-3(e) thereunder.

     The 1988 Option Plan provides that a "Change of Control" will be deemed to have occurred if (i) any person (as defined in the Plan) other than PXRE or Phoenix Home Life or an affiliate thereof, becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of PXRE's outstanding securities; (ii) the shareholders of PXRE approve a merger or consolidation of PXRE with another corporation (other than certain situations where the shareholders of PXRE before such transaction continue in control after the transaction) or a sale or other disposition of all or substantially all of the assets of PXRE; (iii) the shareholders approve a plan of liquidation or dissolution of PXRE; or (iv) during a period of two consecutive years following August 17, 1989 individuals who at the beginning of such period constitute the Board of Directors of PXRE and any new director whose election was approved by at least two-thirds of the directors who were directors at the beginning of the period or whose election had been previously so approved, cease to constitute a majority of the Board.

     As of the record date, Messrs. Radke, Bleisnick, Forsyth and Sverchek held outstanding non-qualified options to purchase 23,367, 36,514, 40,829 and 7,328 shares of Common Stock, respectively, pursuant to the 1988 Option Plan; and of such options, 23,367, 36,514, 40,829 and 7,328, respectively, had vested in accordance with the provisions of the 1988 Option Plan, and were exercisable, as of the record date. (Mr. Kimmel is omitted from the foregoing discussion because he is not a participant in the 1988 Option Plan.)

     1987 STOCK OPTION PLAN. The 1987 Stock Option Plan (the "1987 Option Plan") originally consisted of six non-qualified stock option agreements, as amended, with certain officers of PXRE (including three of the five current executive officers named in the Summary Compensation Table) that were entered into in anticipation of PXRE's initial public offering of its Common Stock which began on March 25, 1987. The only persons currently participating in the 1987 Option Plan are those four officers of PXRE who have been granted non-qualified options.

     Options to purchase an aggregate of 169,800 shares of Common Stock were granted (being all of the shares reserved under the 1987 Option Plan) at an exercise price of $13.00 per share, which price was equivalent to the price per share in PXRE's initial public offering. Unless the parties otherwise agree, this price may not be modified. Options granted under the 1987 Option Plan became exercisable in four cumulative annual installments starting in 1988, and are currently fully exercisable.

     For officers other than Mr. Radke, the option to purchase shares of Common Stock granted under the 1987 Option Plan, and all installments thereof, expires upon the first of the following events to occur: (i) the expiration of ten (10) years from the option date (March 25, 1987), (ii) the officer's termination of employment with PXRE for any reason other than death or disability, (iii) the expiration of one (1) year from the date of the officer's death or disability, if such death or disability occurs while the officer is employed by PXRE, or
(iv) a Change of Control of PXRE. If death or disability is the cause of the termination of employment, unexercised installments of the option which would have been exercisable by the officer are exercisable within one (1) year of the officer's death by his executor, administrator or personal representative or by those succeeding to the officer's interest by will or the laws of descent and distribution.

     Mr. Radke's option to purchase shares of Common Stock granted under the 1987 Option Plan, and all installments thereunder, expires upon the first of the following events to occur: (i) the expiration of ten (10) years from the option date (March 25, 1987), (ii) the termination of employment by PXRE for "cause", as such term is defined in a former employment agreement between Mr. Radke and PXRE, (iii) the voluntary termination of employment by Mr. Radke, or (iv) the expiration of five (5) years from the date of Mr. Radke's death or disability, if such death or disability occurs while he is employed by PXRE. If death or disability is the cause of termination of employment, unexercised installments of the option may be exercised within the lesser of (i) five (5) years after such death or disability, or (ii) the time permitted under the 1987 Option Plan in the case of a Change of Control of PXRE. The option may be exercised by Mr. Radke's executor, administrator or personal representative or by those succeeding to his interest by will or the laws of descent and distribution.

     The 1987 Option Plan contains the same definition of "Change of Control" as the 1988 Option Plan described above and the same provisions as the 1988 Option Plan respecting (i) the right of optionees to surrender options for a cash payment for 60 days following a Change of Control of PXRE and for 60 days following the cessation of public trading of PXRE's shares and (ii) the cancellation of options and the deemed exercise of such surrender rights in the event of a Change of Control of PXRE resulting from certain mergers or consolidations, the sale of all or substantially all of PXRE's assets, the liquidation or dissolution of PXRE or the cessation of public trading of PXRE's shares (except where such cessation is due to the fraud or other misconduct of PXRE's management).

     As of the record date, Mr. Bleisnick held outstanding and fully exercisable options to purchase 13,000 shares of Common Stock pursuant to the 1987 Option Plan. Messrs. Radke and Forsyth have fully exercised the options granted to them pursuant to the 1987 Option Plan. (Mr. Sverchek and Mr. Kimmel are omitted from the foregoing discussion because they are not participants in the 1987 Option Plan.)

     RESTATED EMPLOYEE ANNUAL INCENTIVE BONUS PLAN. Adopted in 1992, the Restated Employee Annual Incentive Bonus Plan, as amended (the "Restated Bonus Plan"), provides for annual employee incentive awards comprised of cash and, in the case of senior and junior executives, restricted shares of Common Stock. More specifically, the Restated Bonus Plan (i) provides for the grant of shares of Common Stock subject to restrictions, as determined by the administering committee ("Restricted Shares"), in lieu of 30% of the annual cash bonus payable to eligible officers under the Restated Plan; (ii) links the funding of the annual bonus pool for all participating employees to PXRE's "return on equity" (defined in the Restated Bonus Plan as PXRE's net income for the fiscal year divided by PXRE's average stockholders' equity for such fiscal year); and (iii) provides the Board of Directors with the discretion to adjust the final annual bonus pool amount for allocation to participants by up to plus or minus 25% of such pool. Subject to certain adjustments as provided in the Restated Bonus Plan, a maximum of 150,000 shares of PXRE Common Stock has been reserved for awards of Restricted Shares under the Restated Bonus Plan. Authorized and unissued shares or treasury shares or both may be used for grants of Restricted Shares under the Restated Bonus Plan.

     Restricted Share awards consist of grants of shares of PXRE's Common Stock, which are generally subject to forfeiture if the recipient's employment with PXRE terminates during the restricted period specified in the award. Subject to the discretion of the Restated Bonus Plan Committee (which administers the Restated Bonus Plan), the period must be at least three years, measured as provided in the Restated Bonus Plan (the "Restricted Period"). The recipient of a Restricted Share award is entitled to all the rights of a shareholder with regard to the awarded Restricted Shares during the Restricted Period, including the right to receive dividends on, and to vote, the Restricted Shares, except that the Restricted Shares may not be sold, pledged or otherwise transferred by the recipient until the applicable Restricted Period has lapsed. The lapse of the Restricted Period may be accelerated in the event of a recipient's death, permanent disability or retirement, as determined by the Restated Bonus Plan Committee. The Restated Bonus Plan Committee will require a participant receiving an award of Restricted Shares to enter into a Restricted Share Agreement with PXRE containing the foregoing restrictions and such other terms as the Restated Bonus Plan Committee may deem advisable.

     Upon the earlier of a Change of Control of PXRE or the shares of PXRE ceasing to be publicly traded, any remaining Restricted Period applicable to Restricted Shares will immediately lapse. For this purpose, a "Change of Control" of PXRE will be deemed to have occurred if (i) any person (as defined in the Restated Bonus Plan) other than PXRE or Phoenix Home Life or an affiliate thereof, becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of PXRE's outstanding securities; (ii) the shareholders of PXRE approve a merger or consolidation of PXRE with another corporation (other than certain situations where the shareholders of PXRE before such transaction continue in control after the transaction) or a sale or other disposition of all or substantially all of the assets of

PXRE; (iii) the shareholders of PXRE approve a plan of liquidation or dissolution of PXRE; or (iv) during any period of two consecutive years following March 19, 1992, individuals who at the beginning of such period constitute the entire Board of Directors of PXRE and any new director whose election was approved by at least two-thirds of the directors who were directors at the beginning of the period or whose election had been previously so approved, cease to constitute a majority of the Board.

     Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel are each eligible to participate in the Restated Bonus Plan. In February 1996, Restricted Share and cash bonus awards under the Restated Bonus Plan were made to Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel in respect of fiscal year 1995, as noted in the Summary Compensation Table above. The Restricted Shares so awarded will not vest, and may not be sold, transferred, pledged or otherwise disposed of, until January 1, 1999, subject to the terms of the Restated Bonus Plan and the related Restricted Share Agreements.

     1992 OFFICER INCENTIVE PLAN. Adopted in 1992, the 1992 Officer Incentive Plan, as amended (the "1992 Incentive Plan") provides for both grants of options and awards of Common Stock with certain restrictions ("Restricted Shares") to officers of PXRE or its affiliates. More specifically, the 1992 Incentive Plan provides for the grant of incentive stock options (the "Incentive Stock Options") which are intended to qualify as incentive stock options under Section 422 of the Code, non-qualified stock options which are not intended to qualify as incentive stock options under the Code ("Non-Qualified Options"), and awards of Restricted Shares, as determined by the 1992 Incentive Plan Committee, which administers the 1992 Incentive Plan. Subject to certain adjustments as provided in the 1992 Incentive Plan, a maximum of 500,000 shares of the Common Stock of PXRE has been reserved for issuance upon the exercise of options and grants of Restricted Shares under the 1992 Incentive Plan. Authorized but unissued shares or treasury shares or both may be used for grants of options or Restricted Shares under the 1992 Incentive Plan.

     All options and Restricted Share awards will be evidenced by agreements ("Stock Option Agreements" and "Restricted Share Agreements", respectively) on the terms and conditions set forth in the 1992 Incentive Plan and such other terms and conditions as the 1992 Incentive Plan Committee shall determine.

     Options must be granted within ten years of the adoption of the 1992 Incentive Plan. Options will have a term not to exceed ten years. The exercise price for Incentive Stock Options must be equal to or exceed the fair market value of the Common Stock on the date the option is granted, and the exercise price for Non-Qualified Options may be less than, equal to, or greater than the fair market of the Common Stock on the date of grant, but not less than 50% of such fair market value.

     Subject to the 1992 Incentive Plan Committee's discretion, no part of any option may be exercised unless the optionee remains in the continuous employ of PXRE or its affiliates for at least one year from the date of grant of the option, except where such employment terminates by reason of death, permanent disability or retirement at or after age 65 with PXRE's consent.

     No options will be transferable by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee an option will be exercisable only by the optionee or, if the optionee is legally incapacitated, by the optionee's duly appointed guardian or legal representative.

     Restricted Shares are generally subject to forfeiture if the recipient's employment with PXRE terminates during the restricted period determined by the 1992 Incentive Plan Committee to be applicable to the award (the "Restricted Period"). The recipient of a Restricted Share award is entitled to all the rights of a shareholder with regard to the awarded Restricted Shares during the Restricted Period, including the right to receive dividends on, and to vote, the Restricted Shares, except that the Restricted Shares may not be sold, pledged or otherwise transferred by the recipient until the applicable Restricted Period has lapsed. The lapse of the Restricted Period may be accelerated in the event of a recipient's death, permanent disability or retirement, as determined by the 1992 Incentive Plan Committee.

     The 1992 Incentive Plan provides that upon the earlier of (i) a Change of Control of PXRE or (ii) the Common Stock of PXRE ceasing to be publicly traded, any unexercised portion of an option shall become exercisable and any Restricted Period applicable to Restricted Shares shall immediately lapse. The 1992 Incentive Plan incorporates the same definition of "Change of Control" as that contained in the Restated Bonus Plan.

     The 1992 Incentive Plan Committee may grant to an optionee for up to 60 days following a Change of Control the right to elect to surrender all or part of his or her option and to receive a cash payment equal to the greater of (a) the excess of the fair market value of the option shares surrendered over the exercise price for such shares, or (b) except for Incentive Stock Options, the excess of the per share net worth (as determined under the 1992 Incentive Plan) of the shares to which the surrendered option pertains on the date of surrender over the per share net worth of such shares on the date the option was granted.

     For this purpose, the 1992 Incentive Plan provides that "fair market value" for Non-Qualified Options is the higher of (a) the highest trading price of PXRE's Common Stock (as determined under the 1992 Incentive Plan) during the 90-day period ending on the date of such election, or (b) if the transaction occurs as the result of a person acquiring a 30% interest in PXRE, the highest price per share of Common Stock shown on Schedule 13D or any amendment thereto filed by any person holding 30% or more of such shares, or (c) if the Change of Control occurs as the result of shareholder approval of a merger or consolidation (as described in the 1992 Incentive Plan) or any sale or other disposition of all or substantially all of the assets of PXRE, the highest price per share paid pursuant to such transaction. With respect to Incentive Stock Options, "fair market value" means fair market value as determined under Section 1.2(g) of the 1992 Incentive Plan.

     In addition, under the 1992 Incentive Plan the optionee may elect up to 60 days following the cessation of the public trading of the Common Stock of PXRE (other than where due to the fraud or other misconduct of the management of PXRE) to surrender all or part of his or her option and receive a cash payment equal to the greater of (a) the excess of the fair market value of the shares subject to the surrendered option over the exercise price, or (b) except for Incentive Stock Options, the excess of the per share net worth (as determined under the 1992 Incentive Plan) of the shares to which the surrendered option pertains on the date of surrender over the per share net worth of such shares on the date the option was granted. For this purpose, "fair market value" means the highest trading price (as determined under the 1992 Incentive Plan) during the 90-day period ending on the date of such cessation of public trading, except that for Incentive Stock Options it means "fair market value" as determined under Section 1.2(g) of the 1992 Incentive Plan.

     The 1992 Incentive Plan also provides that if an optionee does not make an election under either of the above provisions on or before the 60th day following a Change of Control resulting from certain mergers and consolidations, the sale of all or substantially all of the assets of PXRE, the liquidation or dissolution of PXRE, or such cessation of public trading, the optionee will be deemed to have made such election as of such 60th day, the optionee will receive the cash payment that would be due upon such an election and the optionee's option and surrender rights will be deemed to have been cancelled.

     Under the 1992 Incentive Plan, an election is not transferable other than by will or the laws of intestacy. An optionee who is subject to Section 16(b) of the Exchange Act may only exercise an election in compliance with Rule 16b3(e) thereunder.

     Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel are each eligible to participate in the 1992 Incentive Plan. In February 1995, non-qualified options were granted under the 1992 Incentive Plan to Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel in respect of fiscal year 1995, as noted in the Option Grant Table above.

                         CERTAIN BUSINESS RELATIONSHIPS

THE TRANSNATIONAL COMPANIES

     In November 1993, TREX, a newly-organized subsidiary of PXRE, effected an initial public offering (the "TREX Offering"), and in a related transaction PXRE caused PXRE Reinsurance to contribute all of the outstanding capital stock of Transnational Reinsurance Company ("Transnational"; formerly Transnational Insurance Company) to TREX. This contribution was made in exchange for TREX's issuance to PXRE Reinsurance of shares of an unregistered class of TREX's common stock, convertible on a one-for-one basis into TREX's registered shares, which resulted in PXRE Reinsurance owning approximately 21% of TREX's total issued and outstanding common stock after completion of the TREX Offering and being entitled to designate two of the five directors of TREX. Pursuant to a management agreement discussed below, PXRE Reinsurance undertook, for a fee, to manage the businesses of TREX and Transnational, including the reinsurance operations of Transnational. To this end, the executive officers of PXRE and PXRE Reinsurance (including the five current executive officers named in the Summary Compensation Table) serve as the executive officers of TREX and Transnational. These executive officers, while not salaried employees of TREX or Transnational, are eligible to receive directly from TREX pursuant to a TREX incentive plan, cash incentive awards based on the net income of TREX. In addition, Messrs. Radke and Kimmel serve as the two PXRE Reinsurance-designated directors of TREX and as two of the five directors of Transnational.

     Described below are certain transactions and arrangements to which PXRE Reinsurance and TREX and/or Transnational are parties.

     MANAGEMENT AGREEMENT. Since November 8, 1993, PXRE Reinsurance has been party to a management agreement (the "Management Agreement") with TREX and Transnational. Under the Management Agreement, PXRE Reinsurance has responsibility for the day-to-day operations of TREX and Transnational, including all the reinsurance operations of Transnational. TREX and Transnational do not have any operating properties, systems or paid employees. Pursuant to the Management Agreement, PXRE Reinsurance provides all the operating facilities, systems, equipment and management and clerical personnel required to conduct the businesses of TREX and Transnational.

     Under the terms of the Management Agreement, Transnational shares in PXRE Reinsurance's "new business" (defined to mean reinsurance business from insurers and reinsurers which have not ceded reinsurance to PXRE Reinsurance during the twelve months preceding the date of the Agreement and, therefore, are not deemed current clients of PXRE Reinsurance) and "additional business" (defined to mean reinsurance for current clients of PXRE Reinsurance which does not replace existing coverage) classified as property retrocessional reinsurance business, marine and aviation retrocessional reinsurance or marine and aviation reinsurance and facultative excess of loss reinsurance. Transnational is entitled to share similarly in other property reinsurance business, if any, which PXRE Reinsurance may, from time to time, propose that Transnational underwrite and which Transnational's Board of Directors may approve.

     PXRE Reinsurance, with respect to the foregoing business, is required to endeavor to write for Transnational a line generally at least equal to PXRE Reinsurance's retained line (i.e., gross line net after pro rata cessions to third party companies under existing or substantially equivalent managed business retrocessional agreements), provided that the maximum amount written for Transnational may not exceed three times the amount retained by PXRE Reinsurance (i.e., 75% Transnational; 25% PXRE Reinsurance), but in no event in excess of amounts specified from time to time by Transnational's Board of Directors nor in excess of amounts permitted by applicable law. In the event it is not practical or feasible to write reinsurance direct for

Transnational, PXRE Reinsurance is required to use its best efforts to retrocede such amount of the line written by it so as to achieve the foregoing proportionate sharing formula, subject to the establishment of appropriate security in respect of Transnational's obligations thereunder.

     With respect to the renewal of policies written under the Management Agreement, Transnational is entitled to at least the same proportion of the combined lines of Transnational and PXRE Reinsurance as it had originally, subject to the foregoing limits.

     Although Transnational is not entitled to share in any business written by PXRE Reinsurance for current clients (as described above) or any renewals thereof, PXRE Reinsurance has agreed to endeavor to increase the amount of reinsurance written by it with respect to such current clients, which increase would be considered "additional business" for the purposes of the Management Agreement, and would generally be allocated first to Transnational to the extent required to obtain for Transnational a line at least equal to PXRE Reinsurance's net line.

     Pursuant to the Management Agreement, PXRE Reinsurance is required to present to the Board of Directors of Transnational prior to the start of each management year a business plan for such ensuing year, including for each line of business included in Transnational's underwriting guidelines then in effect, projections of aggregate gross premiums written on a "best case", "worst case" and "most likely case" basis and any proposed changes in Transnational's underwriting guidelines for the ensuing year.

     Transnational pays PXRE Reinsurance an annual basic management fee under the Management Agreement equal to 5% of gross premiums written (including reinstatement premiums less return premiums) of Transnational and its consolidated subsidiaries (if any) as reflected in Transnational's statutory quarterly and annual statements filed with state insurance authorities. In addition, PXRE Reinsurance is entitled to receive from TREX a contingent fee equal to 20% of "net income" (as defined) in excess of a 20% "return on equity" (as defined) of TREX for each year, or part thereof, that the Management Agreement remains effective (the first such year having commenced on January 1, 1994).

     If net income is not in excess of a 20% "return on equity" (as defined), or if there is a loss (the aggregate amount of such shortfall and loss, if any, being considered a "deficit"), the amount of the deficit is carried forward as a debit item in the contingent fee computation for the ensuing management year or years and no contingent fee is considered as earned with respect to such ensuing year or years until the previous deficit has been made good and a credit balance has been again restored. If net income is in excess of a 20% "return on equity"
(i) 50% of the contingent fee will be payable to PXRE Reinsurance by TREX within 30 days after the delivery of the computation of the same by PXRE Reinsurance, and (ii) 50% of the net income in excess of a 20% "return on equity" is carried forward as a credit item in the contingent fee computation for the ensuing management year or years, except upon termination of the Management Agreement the contingent fee (including carryforwards of debit and credit items) for the management year in which such termination occurs is payable in full with no negative amount being recoverable from PXRE Reinsurance and no portion of any positive amount being subject to being carried forward into future years.

     TREX and Transnational also pay all expenses directly attributable to them, including a proportionate share of PXRE Reinsurance's rental expenses with respect to office space based on gross premiums written for the management year.

     TREX and Transnational incurred a total of approximately $4,154,200 in fees and expense reimbursements to PXRE Reinsurance under the Management Agreement during PXRE's 1995 fiscal year. For PXRE's 1996 fiscal year, the actual amount of fees and expense reimbursements payable by TREX and

Transnational will depend upon the actual volume of premiums written for Transnational and the actual net income and return on equity achieved by TREX and, therefore, is not currently ascertainable.

     The Management Agreement has an initial term ending December 31, 1998 and is scheduled to renew automatically for successive three-year terms unless either PXRE Reinsurance gives or TREX and Transnational give at least one year's advance written notice of non-renewal. The Management Agreement may be terminated by TREX and Transnational if Transnational's gross written premiums for a calendar year fall below specified levels. The Management Agreement may also be terminated upon events constituting a "change of control" (as defined in the Management Agreement) of TREX, Transnational or PXRE, material breaches of the Management Agreement by any party or if any party is subject to insolvency or similar proceedings. If the Management Agreement is terminated for any reason, PXRE Reinsurance is required, except in specified circumstances, to continue to provide reinsurance underwriting and/or the other services and facilities contemplated by the Management Agreement, if requested by TREX and Transnational, for up to twelve months, to enable TREX and Transnational to locate facilities, equipment, personnel and management to continue their operations.

     Pursuant to the Management Agreement, PXRE Reinsurance's liability to TREX and Transnational in respect thereof is limited to PXRE Reinsurance's willful misconduct or gross negligence, and TREX and Transnational have undertaken to hold PXRE Reinsurance and certain other specified persons and entities (collectively, "PXRE Indemnitees") harmless from any loss, claim, damage, liability or expense (collectively, "losses") resulting to such PXRE Indemnitees, based upon or related to the conduct by PXRE Reinsurance of TREX's and Transnational's business, except for losses caused by PXRE Reinsurance's willful misconduct or gross negligence in respect of which PXRE Reinsurance has agreed to indemnify TREX and Transnational. The Management Agreement provides that in no event, however, will PXRE Reinsurance be responsible for losses in respect of retrocessional and other reinsurance written by Transnational. Nonetheless, business which is written on Transnational's behalf by PXRE Reinsurance and ceded to Transnational remains the primary liability of PXRE Reinsurance in the event that Transnational is unable to meet its contractual responsibilities.

     PXRE REINSURANCE AGREEMENT. PXRE Reinsurance and Transnational are parties to a reinsurance agreement (the "PXRE Reinsurance Agreement"), which serves to protect Transnational against adverse loss development and uncollectible reinsurance relating to business written by Transnational prior to November 8, 1993. Under the PXRE Reinsurance Agreement, PXRE Reinsurance has agreed to indemnify Transnational in respect of business written by Transnational prior to November 8, 1993 for development of losses in excess of Transnational's reserves as of September 30, 1993. In 1993, Transnational paid a one-time premium of $25,000 to PXRE Reinsurance under the PXRE Reinsurance Agreement. No amounts were paid to Transnational under the PXRE Reinsurance Agreement during PXRE's 1995 fiscal year. Amounts, if any, payable in PXRE's 1996 fiscal year will depend upon loss development and collectibility of reinsurance with respect to the covered book of business and, therefore, cannot currently be estimated.

     REGISTRATION RIGHTS AGREEMENT. PXRE Reinsurance and TREX are parties to a registration rights agreement (the "Registration Rights Agreement") whereby PXRE Reinsurance is entitled to certain "piggyback" and "demand" registration rights, subject to the conditions contained in such agreement. In general, in connection with any registration of stock pursuant to the Registration Rights Agreement, TREX will bear all registration and filing fees, printing expenses, fees and disbursements of counsel for each of TREX and PXRE Reinsurance, "blue sky" fees and expenses and the expense of any special audits incident to or required by any such registration. For each such registration of TREX stock, PXRE Reinsurance will bear all underwriting discounts, selling commissions and transfer taxes applicable to such sales. No amounts were paid under the Registration Rights Agreement during PXRE's 1995 fiscal year. Amounts, if any, payable in PXRE's 1996 fiscal year will depend upon whether a registration of TREX stock pursuant to the Registration Rights Agreement occurs during such period.

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     In addition to the relationships described above under "EXECUTIVE COMPENSATION -- Compensation Committee Interlocks and Insider Participation", Mr. Searfoss and Mr. McLoughlin are executive officers of Phoenix Home Life and Mr. Kelly is a director of an affiliate thereof. Reference is made to the discussion under "EXECUTIVE COMPENSATION -- Compensation Committee Interlocks and Insider Participation" regarding the investment advisory relationship between a subsidiary of PXRE and a subsidiary of Phoenix Home Life.

LOAN TO MR. RADKE

     In 1988, PXRE loaned Mr. Radke $70,125 pursuant to a demand promissory note to fund certain estimated tax liabilities of Mr. Radke incurred in connection with the organization of PXRE. All of the principal amount of such loan remained outstanding as of March 31, 1996. Interest accrues on the unpaid principal amount of the loan at a rate of 7.2% per annum, subject to adjustment from time to time to the Federal short-term rate for the appropriate semi-annual period.

                COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires PXRE's directors and executive officers, and persons who own more than 10% of a registered class of PXRE's equity securities, to file with the Commission initial reports of ownership (Form 3) and reports of changes in ownership (Form 4) of PXRE's registered equity securities. Executive officers, directors and greater-than-10% shareholders are also required to furnish PXRE with copies of all Section 16(a) reports that they file.

     A year-end report on Form 5 is required to be filed only if there are previously unreported transactions or holdings to report. Nevertheless, PXRE is required to disclose the names of executive officers, directors and greater-than-10% shareholders who did not file a Form 5 report unless PXRE has obtained written statements from such persons that no filing was required.

     To PXRE's knowledge, based solely upon a review of the copies of such reports, and any amendments thereto, furnished to PXRE and written representations that no Form 5 reports were required, during the fiscal year ended December 31, 1995 all Section 16(a) filing requirements applicable to PXRE's executive officers, directors and greater-than-10% shareholders were complied with, except that an option exercise and subsequent sale transaction by Mr. Alain Tounquet, a Senior Vice President of the Company, which occurred in August 1995 was inadvertently not reported on Form 4 and was therefore reported on Form 5 in February 1996.

                             SHAREHOLDER PROPOSALS

     If a shareholder desires to present a proposal for inclusion in next year's Proxy Statement and to present such proposal at the 1997 Annual Meeting of Shareholders of PXRE, such shareholder must submit such proposal in writing to PXRE Corporation, 399 Thornall Street, Edison, New Jersey 08837, Attention: Treasurer, for receipt by PXRE not later than December 31, 1996.

                                    GENERAL

     PXRE's Annual Report to Shareholders, which contains financial statements for the year ended December 31, 1995 as well as other information concerning the operations of PXRE, is being sent to you with this Proxy Statement.

     PXRE FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR FISCAL 1995 WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER SENDING A WRITTEN REQUEST THEREFOR TO TREASURER, PXRE CORPORATION, 399 THORNALL STREET, EDISON, NEW JERSEY 08837. PXRE Corporation has no knowledge of any matters other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual Meeting of Shareholders, which will be presented at the meeting. However, if any other matters should properly come before the meeting it is intended that Proxies shall be voted thereon in accordance with the best judgment of the person or persons voting such Proxies.

                                          PXRE CORPORATION

Edison, New Jersey
April 29, 1996

                                                                     APPENDIX A

PROXY                           PXRE CORPORATION                           PROXY
                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 6, 1996

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Gerald L. Radke, F. Sedgwick Browne and Sanford M. Kimmel, and each or any of them, with full power of substitution, the proxies of the undersigned to vote all of the shares of Common Stock of PXRE Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of PXRE Corporation to be held at the offices of PXRE Corporation, 399 Thornall Street, 14th Floor, Edison, New Jersey on June 6, 1996 commencing at 9:00 a.m. and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present upon:

(1)ELECTION OF DIRECTORS: Authority to vote this Proxy for the election of the following persons as directors is:

                    / /  GRANTED                   / /  WITHHELD

              (Except as indicated otherwise)
   IF THERE IS ANY INDIVIDUAL DIRECTOR WITH RESPECT TO WHOM YOU DESIRE TO WITHHOLD YOUR VOTE, YOU MAY DO SO BY LINING THROUGH OR OTHERWISE STRIKING OUT HIS OR HER NAME.

    Wendy Luscombe              Gerald L. Radke             Wilson Wilde

(2) To ratify the appointment of Price Waterhouse LLP as PXRE Corporation's independent public accountants for the fiscal year ending December 31, 1996.

                    / / APPROVE        / / DISAPPROVE        / / ABSTAIN

                                  (See other side)

(3) In their discretion, such other matters as may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                                                Please sign exactly as your name
                                                appears on this Proxy. If
                                                signing for estates, trusts or
                                                corporations, title or capacity
                                                should be stated. If shares are
                                                held jointly, each holder should
                                                sign.

                                                Dated:                    , 1996
                                                      --------------------


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                                                           Signature

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                                                           Signature